Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Astra Space, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Aggregate Offering Price Per Share (1)(2)	Maximum Aggregate Offering Price (1)(2)(3)	Fee Rate	Amount of Registration Fee (3)

Debt	Debt securities

Equity	Class A common stock, par value $0.0001 per share

Equity	Class B common stock, par value $0.0001 per share

Equity	Preferred stock, par value $0.0001 per share

Other	Warrants

Other	Units (4)

Other	Rights

Unallocated (Universal) Shelf					$100,000,000	0.00011020	$11,020

Total Offering Amounts					$100,000,000	0.00011020	$11,020

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$11,020

(1)

The proposed amount to be registered, maximum offering price per class of security and maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(2)

This registration statement covers such indeterminate number of shares of common stock and an indeterminate amount of debt securities, warrants, purchase contracts, units and subscription rights of Altus Power, Inc., together having a maximum aggregate offering price not to exceed $100 million. The securities registered hereunder are to be issued from time to time at prices to be determined. In addition, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)	Calculated pursuant to Rule 457(o) promulgated under the Securities Act.

(4)	Each unit will be issued under a unit agreement and will represent an interest in two or more other securities, which may or may not be separable from one another.